EXHIBIT 99


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NEWS RELEASE NEWS RELEASE NEWS RELEASE NEWS RELEASE
                           ***FOR IMMEDIATE RELEASE***


FOR MORE INFORMATION, CONTACT:  Dan A. Chila, EVP and Chief Financial Officer
                                       (856) 691-7700
            SUN BANCORP, INC. NAMES NEW PRESIDENT AND CHIEF EXECUTIVE
                                     OFFICER

Vineland, New Jersey.............February 22, 2001                   Page 1 of 2

     Bernard A. Brown, Chairman of Sun Bancorp, Inc., the Vineland New Jersey parent holding company for Sun National Bank and Sun National Bank, Delaware, announced today that Mr. Thomas A. Bracken has been named President and Chief Executive Officer of Sun Bancorp, Inc. and Sun National Bank. Mr. Bracken has also been appointed to the Boards of Directors of both companies. Mr. Bracken replaces Philip W. Koebig, III, as President of the Company and the Bank.

     Mr. Bracken joins Sun from his most recent position as Executive Director of the Public Sector Group of First Union National Bank. He has over 30 years of banking experience in New Jersey and extensive involvement in civic and non-profit organizations. Mr. Bracken began his banking career in 1969 at New Jersey National Bank. In 1993, he became President and CEO of New Jersey National Bank. When New Jersey National Bank merged with CoreStates Bank, N.A., Mr. Bracken was named President of the New Jersey Market. In 1998, CoreStates merged with First Union National Bank and Mr. Bracken became Executive Vice President and head of Commercial and Government Banking for New Jersey, New York, and Connecticut until his appointment in May 2000 to head the Public Sector Group.

                                     MORE




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SUN BANCORP, INC. NAMES NEW PRESIDENT AND CHIEF EXECUTIVE OFFICER
February 22, 2001                                                    Page 2 of 2

     "We are very pleased to have Tom Bracken join the Sun family. With over 30 years of New Jersey banking experience and involvement in the New Jersey business community, we believe Mr. Bracken possesses the skills and experience necessary to take our company to the next level. Tom's background in community banking in New Jersey will be a real plus for Sun" commented Chairman Brown. "Sun has developed a reputation for being a community bank that focuses on the needs of its customers and the market place and Tom can help us better meet those needs," remarked Brown.

     Sun Bancorp, Inc. is a multi-bank holding company located in Vineland, New Jersey. Its primary subsidiaries, Sun National Bank and Sun National Bank, Delaware, serve customers through 73 financial service centers located in Southern and Central New Jersey, in the contiguous New Castle County market area in Delaware, and in Philadelphia, Pennsylvania. The Company's common stock is traded in the NASDAQ National Market under the symbol "SNBC." The deposits of the Banks are insured to the legal maximum by the Federal Deposit Insurance Corporation.

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